                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                           SUMMIT PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Its Charter)

                                Deas H. Warley III
--------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/X/  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $0.01
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         443,632
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $0.70
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $310,542
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $62
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $378
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         Schedule 14D-1
         -----------------------------------------------------------------------
     (3) Filing Party:
         Midland Resources, Inc. and MRI Acquisition Corp.
         -----------------------------------------------------------------------
     (4) Date Filed:
         July 18, 1996
         -----------------------------------------------------------------------

                             SUMMIT PETROLEUM CORPORATION
                       16701 Greenspoint Park Drive, Suite 200
                                 Houston, Texas 77060

                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            To Be Held December 19, 1996


To the stockholders of

    Summit Petroleum Corporation:


    Notice is hereby given that a special meeting of stockholders of Summit Petroleum Corporation (the "Company") will be held on December 19, 1996 at the Hyatt Regency Downtown, 1750 Welton, Denver, Colorado 80202 in the Private Dining Room of the 1876 Restaurant at 10:00 AM, Denver, Colorado time, for the following purposes:

    (1) To vote upon a Plan of Merger between the Company and MRI Acquisition Corp. pursuant to which the Company will become a wholly owned subsidiary of Midland Resources, Inc. and existing stockholders of the Company, other than MRI Acquisition Corp., will receive cash in the amount of $0.70 per share in lieu of any continued interest in the Company.

    (2) To transact such other business as may properly come before the meeting.

    The board of directors has fixed the close of business on November 20, 1996 as the record date for determination of stockholders entitled to notice of and to vote at such meeting.

    You are cordially invited to attend the meeting; however, proxies are not being solicited for the meeting. If you wish to vote your shares, you or your representative must be present in person at the meeting.

    NEITHER THE COMPANY NOR ITS MANAGEMENT IS SOLICITING YOUR PROXY.



                                         By the order of the Board of Directors,



                                                            /s/ Marilyn D. Wade

                                                                MARILYN D. WADE,
                                                                       SECRETARY

HOUSTON, TEXAS
DATE: NOVEMBER 27, 1996

                             SUMMIT PETROLEUM CORPORATION
                       16701 GREENSPOINT PARK DRIVE, SUITE 200
                                 HOUSTON, TEXAS 77060

                                INFORMATION STATEMENT
                         FOR SPECIAL MEETING OF STOCKHOLDERS
                                  DECEMBER 19, 1996

NO SOLICITATION OF PROXIES

Summit Petroleum Corporation (the "Company") is not soliciting proxies for use in connection with the special meeting of stockholders of the Company to be held on December 19, 1996 at the Hyatt Regency Downtown, 1750 Welton, Denver, Colorado 80202 in the Private Dining Room of the 1876 Restaurant at 10:00 AM Denver, Colorado time.

--------------------------------------------------------------------------------
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
--------------------------------------------------------------------------------
Stockholders are welcome to attend the Special Meeting; however, proxies are not being solicited for the meeting. If you wish to vote your shares, you or your representative must be present in person at the Special Meeting.

This Information Statement is expected to be mailed or delivered to stockholders on or about November 27, 1996.

VOTING AT THE MEETING

The record date for the determination of stockholders entitled to notice of and to vote at the meeting was the close of business on November 20, 1996, at which time there were outstanding 2,400,184 shares of Common Stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will be necessary to constitute a quorum for the transaction of business at the meeting. The affirmative vote of a majority of shares present in person or by proxy will be necessary to approve of the proposal for the merger ("Merger") of the Company with MRI Acquisition Corp.("MRIAcq.") pursuant to the Agreement and Plan of Merger dated as of July 17, 1996 ("Merger Agreement") between the Company, MRIAcq. and Midland Resources, Inc. ("MRI").

VOTE BY MRIACQ. ASSURES APPROVAL OF MERGER.

MRIAcq. owns 1,956,552 Company shares (81.5% of the outstanding) and intends to vote all such shares for the Merger. Such a vote by MRIAcq. is sufficient to approve the Merger regardless of any vote by the remaining shareholders.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

The following table sets forth, as of November 20, 1996, certain information regarding beneficial ownership of Common Stock by (a) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock,
(b) each director of the Company, and (c) all directors and officers as a group. Each person listed below is a director. Each person listed below has sole voting and dispositive power over the shares indicated.

                                                          AMOUNT & NATURE     PERCENT OF
NAME AND ADDRESS                                           OF BENEFICIAL     OUTSTANDING
OF BENEFICIAL OWNER                                          OWNERSHIP         SHARES
-------------------                                       ---------------    -----------
MRI Acquisition Corp.(1)................................     1,956,552          81.5
  16701 Greenspoint Park Drive, Suite 200
  Houston, Texas 77060

Midland Resources, Inc.(2)..............................     1,956,552          81.5
  16701 Greenspoint Park Drive, Suite 200
  Houston, Texas 77060

Deas H. Warley III(3)...................................           -0-           -0-
  16701 Greenspoint Park Drive, Suite 200
  Houston, Texas 77060

Darrell M. Dillard(3)...................................           -0-           -0-
  415 West Wall, Suite 1510,
  Midland, Texas  79701

Wayne M. Whitaker(3)....................................           -0-           -0-
  3500 City Center Tower II, 301 Commerce Street
  Fort Worth, Texas  76102

All officers and directors as a group(3)................           -0-           -0-
  (5 persons)

------------------------------
(1) Owns directly.
(2) Owns beneficially through ownership of 100% of the stock of MRIAcq.
(3) Director.

    Pursuant to the Merger Agreement, the Company will as a result of the merger of the Company with MRIAcq. become a wholly owned subsidiary of MRI.

PRICE RANGE OF COMMON STOCK; DIVIDENDS. There is no established public trading market for the Company's shares. There is only limited, sporadic and infrequent trades of the shares in the over-the-counter market, consequently there are no reliable quotations of trading prices during the fiscal years ended July 31,1994 and 1995 and the period from August 1, 1995 to the date hereof. The Company's shares have been quoted on the NASDAQ Bulletin Board. Based upon information supplied to NASDAQ by the reporting brokers, NASDAQ Trading Market Services reported the following trading history since January 1, 1995 through November 11, 1996 (canceled trades are omitted):

Date         Buy/Sell     Price            Date         Buy/Sell     Price

06/08/95     Buy          $0.625           01/29/96     Buy          $0.125
             Sell         $0.10                         Sell         $0.125
08/25/95     Sell         $0.125           02/15/96     Buy          $0.125
09/13/95     Buy          $0.10            04/01/96     Sell         $0.375
10/04/95     Buy          $0.10            04/17/96     Buy          $0.125
11/29/95     Buy          $0.11            04/22/96     Buy          $0.125
12/11/95     Buy          $0.125           04/29/96     Buy          $0.125
12/19/95     Sell         $0.125           05/08/96     Buy          $0.125
             Buy          $0.125           07/11/96     Buy          $0.125
12/21/95     Buy          $0.0001          07/18/96     Sell         $0.25
12/22/95     Buy          $0.125           10/07/96     Buy          $0.39
01/15/96     Buy          $0.125                        Buy          $0.65

  For at least the past five years, the Company has not paid or declared cash or other dividends on its shares.


                                   MERGER PROPOSAL

THE PROPOSAL.   The Board of Directors of the Company recommends the approval and adoption of the Plan of Merger by the shareholders of the Company and has called the Special Meeting of Stockholders for that purpose.

INTRODUCTION.   Pursuant to the Merger Agreement,  MRIAcq. conducted a tender offer ("Offer") for all of the outstanding Common Stock at $0.70 per share from July 18, 1996 through September 18, 1996 and acquired 1,956,552 shares (81.5% of the outstanding). The Merger Agreement provides that as promptly as practicable following the later of the consummation of the Offer and the satisfaction or waiver of certain conditions, MRIAcq. will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will be the surviving corporation (the "Surviving Corporation") and the Company will become a wholly owned subsidiary of MRI, the parent of MRIAcq. In the Merger, each outstanding share of Common Stock (other than shares held by the Company or owned by MRIAcq. or MRI and other than shares held by stockholders, if any, who perfect their appraisal rights under Colorado law) will be converted into the right to receive $0.70 CASH, WITHOUT INTEREST THEREON (THE "MERGER CONSIDERATION").

DISTRIBUTION OF MERGER CONSIDERATION. Promptly after the Effective Time of the Merger, MRI will cause the transfer agent for the Company's Common Stock to send a transmittal letter to each stockholder of record as of the Effective Time with instructions on sending in their stock certificates in exchange for Merger Consideration. Such transmittal letter will state that risk of loss and title shall pass, only upon deliver of the certificates to the transfer agent. The transfer agent will promptly mail the Merger Consideration upon receipt of
properly submitted certificates and a transmittal letter.   No interest will be
paid upon any Merger Consideration. From and after the Effective Time, there will be no transfers of Company shares by the transfer agent or the Company. From and after the Effective Time, the shares of the Company's Common Stock will represent only the right to receive the Merger Consideration, or if dissenter's rights are properly asserted, such amount as determined in accordance with such rights.

DESCRIPTION OF MRI AND MRIACQ.   MRI  is an independent oil and gas company
engaged primarily in the exploration and development of domestic oil and gas. MRI is subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information as of particular dates concerning MRI's directors and officers, their remuneration, options granted to them, the principal holders of MRI's securities and any material interests of such persons in transactions with MRI is required to be disclosed in proxy statements distributed to MRI's stockholders and filed with the Securities and Exchange Commission. MRI owns all the outstanding capital stock of MRIAcq. It is not anticipated that, prior to the consummation of the Offer and the Merger, MRIAcq. will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The address and telephone number for MRI and MRIAcq. is 16701 Greenspoint Park Drive, Suite 200, Houston, Texas 77060,
(713) 873-4828.

PURPOSE OF THE MERGER.   The purpose of the Merger is for MRIAcq. to acquire all
of the outstanding Common Stock not purchased by it pursuant to the Offer. In the Merger, each outstanding share of Common Stock (other than shares held by the Company as treasury stock, or owned by MRIAcq. or MRI and other than shares held by stockholders who perfect dissenters rights under Colorado Law), will be converted into the right to receive the Merger Consideration, without interest, and the Company will become a wholly owned subsidiary of MRI. Under Colorado Law and the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares is required to approve the Merger.

SUMMARY OF MERGER AGREEMENT. The following is a summary of material terms of the Merger Agreement.

THE OFFER. The Merger Agreement provided that MRIAcq. conduct the Offer.

CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that upon the terms (but subject to the conditions) set forth in the Merger Agreement, MRIAcq. will be merged with and into the Company and the separate existence of MRIAcq. will cease, and the Company will be the surviving corporation and shall be a wholly owned subsidiary of MRI. In the Merger, each share of common stock, $.01 par value per share, of MRIAcq. outstanding immediately prior to the time of filing of a certificate of merger with the Secretary of State of Colorado, (the "Effective Time"), shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock of the Company. In the Merger, each Company share issued and outstanding immediately prior to the Effective Time (other than shares owned by MRI or MRIAcq. or held by the Company, all of which shall be canceled, and shares held by stockholders who perfect dissenters rights under Colorado law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Consideration is $0.70 cash per share of Company Common Stock. The Merger Agreement provides that (subject to the provisions of the Merger Agreement) the closing of the Merger shall occur as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of, the conditions to the Merger set forth in the Merger Agreement.

TREATMENT OF STOCK OPTIONS. The Merger Agreement provides that all stock options (individually, an "Option" and collectively, the "Options") be canceled and each holder of an Option will be entitled to receive for each share subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest.

BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase of shares pursuant to the Offer, MRI shall be entitled to designate certain directors to the Company's board. MRI has indicated it will not exercise this right prior to the Effective Time.

STOCKHOLDER MEETING. The Merger Agreement provides that the Company, acting through the Board of Directors, (i) call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting on the Merger, (ii) hold the Stockholder Meeting as soon as practicable after the purchase of the shares pursuant to the Offer and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of
the Merger.   MRI has waived the requirement that the Company make such
recommendation.

At the Stockholder Meeting, MRI will cause all the shares then owned by MRIAcq., MRI and any of their subsidiaries or affiliates to be voted in favor of the Merger.

REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due incorporation, existence, qualification, good standing, corporate power and authority of the Company; (ii) the due authorization, execution, and delivery of the Merger Agreement and the validity and enforceability thereof; (iii) the compliance by the Company with all applicable federal, state laws; (iv) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding, the number of shares reserved for issuance on the exercise of options and similar rights to purchase shares; (v) the absence of consents and approvals necessary for consummation by the Company of the Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (vi) compliance reports filed pursuant to the securities laws and the financial statements included therein (vii) the absence of pending or threatened claims, suits, investigations or audits or violation of any law by the Company which would have a material adverse effect on the Company; (viii) certain tax matters;
(ix) the possession by the Company of title to assets; and (x) material contracts of the Company. MRI and MRIAcq. also made certain representations and warranties, including with respect to (i) their due incorporation, existence, good standing and corporate power and authority; (ii) the due authorization, execution and delivery of the Merger Agreement and the validity and enforceability thereof; (iii) the accuracy and the adequacy of the information contained in the Schedule 14D-1 and the documents therein pursuant to which the Offer was made, any Schedule required to be filed with the Securities and Exchange Commission; (iv) the absence of consents and approvals necessary for consummation of the Merger, and the absence of any violations, breaches or defaults which would result from compliance with the Merger Agreement; and (v) the sufficiency of funds available to consummate the Offer and the Merger.

CONDUCT OF BUSINESS PENDING MERGER. The Company agreed that from the date of the Merger Agreement to the Effective Time, it will (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organization and goodwill; (iii) promptly upon the discovery thereof notify MRI of the existence of any breach of any representation or warranty contained in the Merger Agreement or the occurrence of any event that would cause any representation or warranty contained in the Merger Agreement no longer to be true and correct; and (iv) promptly deliver to MRIAcq. copies of any report, statement or schedule filed with the Securities and Exchange Commission subsequent to the date of the Merger Agreement. The Company has agreed that from the date of the Merger Agreement to the Effective Time, it will not (i) amend its Certificate of Incorporation or Bylaws; (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company; (iii) effect any stock split or otherwise change its capitalization as it exists on the date of the Merger Agreement; (iv) grant any option, warrant, convertible security or other right to acquire any shares of its capital stock; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock; (vi) sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business; (vii) settle or compromise any pending or threatened litigation, other than settlements which involve solely the payment of money (without admission of liability) not to exceed $5,000 in any one case; (viii) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material, individually or in the aggregate to the Company; (ix) incur or assume any long-term or short-term debt, except for working capital purposes in the ordinary course of business under the Company's existing credit agreement; (x) assume, guarantee or otherwise become liable or responsible for the obligations of any other person; (xi) make or forgive any loans, advances or capital continuations to, or investments in, any other person; (xii) settle any tax liability other than settlements involving solely the payment of money not to exceed $5,000; (xiii) grant any stock related or performance awards; (xiv) enter into any new employment agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees;
(xv) adopt, amend in any material
respect or terminate any employee benefit plan or arrangement; and (xvi) permit any insurance policy to be canceled or terminated other than in the ordinary course of business.

CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time, of the following conditions: (i) approval of the Merger by the holders of Company shares as required by applicable law; and (ii) there shall not have been issued any injunction or issued or enacted any law which prohibits or has the effect of prohibiting the consummation of the Merger or making such consummation illegal.

ACCESS TO INFORMATION. Under the Merger Agreement, from the date of the Merger Agreement to the Merger closing date, the Company shall (i) give MRI and its authorized representatives and lender banks full access to all books, records, personnel and properties of the Company and its accountants and accountants' work papers, (ii) furnish MRI with such financial and operating data and other information with respect to the business and properties of the Company as it may from time to time reasonably request.

NO SOLICITATION. The Company has agreed that it will not encourage, solicit, initiate or, except as is required in the exercise of the fiduciary duties of the Company's directors, participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any corporation, partnership, person or other entity or group concerning any merger, reorganization, sale of substantial assets, sale of shares of capital stock or similar transactions involving the Company (an "Alternative Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing; provided, however, that nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from complying with Rule 14e-2(a) under the Securities Exchange Act of 1934 or taking such action promulgated thereunder or from making such disclosure to the Company's stockholders or taking such action which, in the judgment of the Board of Directors with the advice of outside counsel, may be required under applicable law. The Company has agreed promptly to notify MRI if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company.

FEES AND EXPENSES.   Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses. The Merger Agreement provides that, under certain circumstances, the Company will pay to MRI the amount of the costs and expenses related to the Offer and the Merger and for its foregoing of the opportunity to invest in the Company. The Company is obligated to pay the costs and expenses of MRI under the following circumstances: (i) the Company terminates the Merger Agreement because of an Alternative Proposal which the Board of Directors in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger and the Board of Directors determines, after consultation with its counsel that failure to terminate the Merger Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties; or (ii) MRI terminates the Merger Agreement (x) because the Board of Directors recommended acceptance of any Alternative Proposal, or (y) after December 31, 1996 if MRIAcq. has not purchased any shares by that date because of the Company's willful breach or willful failure to comply in any material respect with any of its material obligations under the Merger Agreement.

OTHER AGREEMENTS. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, the Company, MRI, and MRIAcq. shall: (a) use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, authorizations or waivers are required to be obtained prior to the Effective Time in connection with the execution and delivery of the Merger Agreement and certain other ancillary documents and the consummation of the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (b) use their best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement.

TERMINATION. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

(a) by mutual written consent of the Board of Directors of MRI and the Company;
(b)by the Parent or the Company:
    (i) if the Effective Time shall not have occurred on or before December 31, 1996 (provided that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);
    (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction in the United States or other governmental entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable.

(c) by the Company if there is an Alternative Proposal which the Board of Directors in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors determines, after consultation with its counsel that failure to terminate the Merger Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate the Merger Agreement in such event shall not be available:
    (i) if the Company has breached in any material respect its obligations not to solicit Alternative Proposals, or
    (ii) if the Alternative Proposal (x) is subject to a financing condition or
    (y) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all Shares at the same time, unless the Board of Directors has been furnished with a written opinion of an investment banking firm to the effect that (in the case of clause (x)) the Alternative Proposal is readily financeable and (in the case of clause (y)) that such offer provides a higher value per share than the consideration per share pursuant to the Offer or the Merger, or
    (iii) if the Company has not provided MRI and MRIAcq. with prior written notice of its intent to so terminate the Merger Agreement and delivered to them a copy of the written agreement embodying the Alternative Proposal in its then most definitive form concurrently with the earlier of (x) the public announcement of, or (y) filing with the Commission of any documents relating to, the Alternative Proposal; and

INDEMNIFICATION. MRIAcq. has agreed to cause the Company to keep in effect in its By-Laws a provision for a period of not less than three years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved) which provides for indemnification of the past and present officers and directors of the Company to the fullest extent permitted by Colorado Law. The Merger Agreement provides that from and after the Effective Time, MRI shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any subsidiary against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions existed or occurred prior to the Effective Time, whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 and state corporation laws in connection with the transactions contemplated hereby. The Company and, after the Effective Time, MRI shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.
If the Merger is consummated, the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Parent and any person or entity who was a stockholder, officer, director or affiliate of MRI prior to the Effective Time against any losses in connection with any litigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement or certain ancillary documents relating thereto. MRI is required to periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification. The Company will control the defense, through its counsel, of any action brought against any person seeking indemnification pursuant to the preceding two paragraphs (an "Indemnified Party"). Counsel for the Indemnified Party shall be selected by the Indemnified Party and will be permitted to participate in the defense of such action at the Company's expense.

AMENDMENT. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company and MRI at any time before or after adoption of the Merger Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders.

REGULATORY REQUIREMENTS AND ACCOUNTING TREATMENT. No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Merger, other that the filing of articles of merger with the Secretary of State of Colorado. MRI will account for the acquisition of the Company under the purchase method of accounting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO COMPANY STOCKHOLDERS WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER (INCLUDING PURSUANT TO THE EXERCISE OF DISSENTERS RIGHTS). THE DISCUSSION APPLIES ONLY TO HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE CAPITAL ASSETS, AND MAY NOT APPLY TO SHARES RECEIVED UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS OR NON-U.S. PERSONS). THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

The receipt of cash for shares pursuant to the Merger (including pursuant to the exercise of dissenters rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of shares will recognize gain or loss equal to the difference between his adjusted tax basis in the shares converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of dissenters rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of the Merger, the shares were held for more than one year. In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax and net capital losses may be subject to limits on deductibility.
Payments in connection with the Merger may be subject to "backup withholding".

RELATED PARTY TRANSACTIONS.  The Company and Midland Resources Operating
Company ("MRO"), a wholly owned subsidiary of MRI, entered into a management agreement on August 28, 1989 which provides that MRO will provide day-to-day management, administrative, bookkeeping and accounting services to the Company. Legal, auditing, income tax advice and other third party provided services, including well operation charges for those wells MRO operated under written operating agreements with all of the working interest owners, were either paid directly by the Company or reimbursed to MRO. The management agreement was extended and amended on December 31, 1993 whereby the Company paid MRO a fee equal of $8,500 per month during 1995, and was to pay $8,000 per month during 1996, and $7,500 per month during 1997 and thereafter, if it was then further extended without amendment. However, effective January 1, 1996 the management agreement was further amended whereby the Company will pay a reduced fee equal to $5,000 per month during 1996, $4,500 per month during 1997 and $4,000 per month during 1998. As a result of the management agreement the Company does not maintain offices separate from those of MRI and MRO, nor does it employ a separate staff of administrative employees or compensate its officers or directors. Management fees incurred under this agreement for the years ended July 31, 1993, 1994, 1995 and 1996 were $120,000, $113,000, $104,500 and
$77,500 respectively. This agreement may be terminated by either party at any time.

MRO acts as operator of a substantial portion of the Company's oil and gas properties. For all services performed as operator of those properties, MRO is entitled to receive the compensation and reimbursements provided the operator under the applicable operating agreement. However, any charges by MRO under an operating agreement in such a situation for the use of its personnel, properties and equipment, as well as the prices of materials sold by it, must be at rates equal to the competitive charges of unaffiliated third parties for comparable services or materials in the same geographic area. Further, those services can be provided only pursuant to a written agreement which precisely describes the services to be rendered and the compensation to be paid. The Company's share of operation and supervision charges incurred on these properties for the years ended July 31, 1993, 1994, 1995 and 1996 was $13,854, $18,852, $28,106 and
$47,803 respectively. Until May, 1995, the Company leased a truck for use by its field personnel, and at times prior thereto, the Company had leased two trucks for such purpose, from MRO. In May, 1995 the Company purchased, at trade in value, the two trucks formerly being leased. Lease expenses incurred under these agreements for the years ended July 31, 1993, 1994 and 1995 were $13,326, $8,283, and $4,200, respectively. Terms of the lease agreement were determined from and are less than competitive market leases in the area.

Effective January 1, 1994 the Company purchased a 10% working interest with an approximate 8.75% revenue interest in certain oil and gas properties in Ward County, Texas from MRI for $85,696, which was MRI's actual cost adjusted for revenues and expenses through December 31, 1993.

Effective August 1, 1994 the Company acquired 10% of MRI's working interest in certain oil and gas properties in Coke and Howard Counties, Texas for $201,596, which was MRI's actual cost adjusted for revenues and expenses from August 1, 1994 through August 15, 1994, the closing date, and transaction costs.

Effective May 26, 1995, the Company, in participation with MRI, acquired a five percent working interest in certain oil and gas leases and seismic options in the Sunburst Project, Terry County, Texas, and the Latigo Project,

Hockley County, Texas in exchange for a commitment to expend certain monies in connection with certain oil and gas leases, seismic options, conducting 3-D geophysical surveys, interpretation of 3-D seismic data and the drilling of two or more test wells. MRO will operate the projects. Closing occurred on July 14, 1995.

Effective July 11, 1995, the Company acquired a five percent working interest in certain oil and gas leases and seismic options in the Lakota Project, Hockley County, Texas in exchange for a commitment to expend certain monies in connection with certain oil and gas leases, seismic options, conducting 3-D geophysical surveys, interpretation of 3-D seismic data and the drilling of one or more test wells. MRO will operate the project.

Effective September 1 ,1995, the Company participated with MRI in the acquisition of working interests in certain Redfish Bay properties in Nueces County, Texas. The Company acquired approximately a 4% working interest (on the same basis as MRI) for approximately $82,000.

CONFLICTS OF INTEREST. There were numerous conflicts of interest inherent in the Offer and Merger. With respect to evaluating and adopting the Merger Agreement and recommending the Offer, the Company's Board was not independent. The Company did not engage an independent representative to represent the stockholders of the Company that were unaffiliated with MRI. The Company's Board determined that the Offer was fair despite the fact that:
(1) all of the directors reviewing the transaction had conflicts of interest in connection with the transaction, (2) there had been no auction of the Company, (3) the transaction had not been structured to require the approval of a majority of unaffiliated Company security holders; and (4) the Company's Board had not retained an unaffiliated representative to act solely on behalf of security holders for the purposes of negotiating the terms of the transaction and/or preparing an analysis concerning the fairness of the transaction. Deas H. Warley III, is the President and Chairman of the Company and prior to his sale pursuant to the Offer owned directly and beneficially approximately 37.50% of the Company shares through direct ownership of 806,250 shares and options granted June 1, 1995 to acquire 150,000 shares at $0.0625 per share. The options were canceled under the Offer upon payment of a net price of $0.6375 per share. Mr. Warley is the President and Chairman of MRIAcq. and MRI and owns directly and beneficially approximately 37% of MRI. Prior to the acquisition of MRO by MRI in December 1993 for common stock, Mr. Warley owned 80% of MRO. MRO has managed the Company under a management agreement since 1989. The two other members of the Company's board of directors are Messrs. Darrell Dillard and Wayne Whitaker. Mr. Dillard was the Company's independent auditor for fiscal years 1991 through 1993, was the auditor MRI for fiscal years 1989 through 1993, was the auditor of MRO from 1989 through 1993, has been a director of MRI since 1994 and been a director, vice president and Chief Financial Officer of MRI since 1995. During fiscal years 1991 through 1993 the Company paid Mr. Dillard $46,890, $14,600 and $14,000, respectively for auditing and related accounting and tax advice, and for fiscal years 1994 through 1996 the Company paid Mr. Dillard $14,600, $18,485 and $4,000, respectively, for accounting and tax advice. Mr. Dillard was granted on June 1, 1995 options to acquire 50,000 shares (2.04% of the outstanding shares after exercise) at $0.0625 per share that were canceled upon a net payment of $0.6375 per option share pursuant to the Offer. Mr. Dillard owns less than 1% of MRI's outstanding common stock. Mr. Whitaker and the law firm of which he is a partner has represented the Company since 1989, MRI since 1990, MRO since 1990, and represents MRIAcq. Mr. Whitaker has been a director of the Company since 1995 and MRI since 1996. The Company has paid Mr. Whitaker's law firm $2,116, $12,964, $11,859 and $7,986 during 1993, 1994, 1995 and through July 31, 1996, respectively, for legal services. Mr. Whitaker owned prior to his sale pursuant to the Offer, directly and beneficially 120,000 shares (4.9% of the outstanding shares after exercises) through his direct ownership of 25,000 shares, options (granted June 1,1995) to acquire 50,000 shares at $0.0625 per share that were be canceled upon a net payment of $0.6375 per option share pursuant to the Offer, and as trustee of two trusts for Mr. Warley's children that each owned prior to their sale pursuant to the Offer 22,500 shares. Mr. Whitaker beneficially owns less than 1% of MRI's common stock.

BACKGROUND OF MERGER AGREEMENT. As previously discussed, each of Messrs. Warley, Whitaker and Dillard are members of both the Board of Directors of the Company and MRI. At a Board of Directors meeting of MRI held on May 31, 1996 an agenda item was the discussion of an acquisition of an unrelated publicly held oil and gas company. During this meeting, which was attended by the full board of MRI, Mr. Warley brought up for discussion whether or not MRI should consider the acquisition of the Company in light of MRI's prior public announcement of its intention to consider acquisitions of oil and gas companies. Mr. Warley indicated that acquiring the Company would be beneficial to MRI for several reasons. First, it would remove a concern that had been expressed to him by members of the investment community regarding the appearance of a conflict of interest and dealings among related parties between MRI and the Company. Second, given the nature of MRI's involvement in the Company's overall operations resulting from the management contract, as well as the overlapping members on the boards of directors, MRI was familiar with the Company, its properties and operations. After a general discussion among the board, MRI's board agreed that an acquisition of the Company might be beneficial to MRI. MRI's board acknowledged the fact that the members of the Company's entire board were also members of MRI's board and any potential offer to the Company would require a fairness opinion that would independently arrive at a fair price. Further at this meeting, MRI's board discussed whether or not to consider an offer that included MRI's stock or cash or some combination of stock and cash. After a discussion of the relative cost and length of time to pursue an offer using MRI stock, the board concluded a cash offer was more appropriate. MRI's board then agreed to pursue the matter by authorizing MRI to engage an investment banking firm to arrive at a fair price to offer for the Company. Messrs. Warley, Whitaker and Dillard informed MRI's board at that meeting that, given the fact of their being the entire board of directors of the Company they would entertain a proposal for MRI to acquire the Company, provided MRI would share the fairness opinion with the Company and make the investment banking firm available to meet with them separately to discuss their opinion. MRI's board agreed to this request.

On June 3, 1996 MRI engaged Southwest Merchant Group ("SMG") to analyze the Company and provide an opinion as to a fair price to offer. SMG is a small investment banking firm, whose principals have a combined 40 years investment banking experience that included advising companies on the value and fairness of transactions similar to the offer by MRI. MRI chose SMG based upon their experience and willingness to provide the opinion in a timely manner. SMG has an investment banking agreement entered into on June 3, 1996 with MRI relating to representing MRI in securing new financing sources, as well as seeking potential acquisition targets. SMG did not receive any finder's or other fee in connection with the Offer by MRI other than for the rendering of it fairness opinion. SMG was requested to independently determine a fair price to offer for the shares of the Company. MRI did not place any limitations on SMG in making its determination.

On July 3,1996, a representative of SMG met with the entire board of MRI and presented their oral opinion that a cash offer of $0.70 per share for all of the Company's common stock, including outstanding options, was fair to MRI from a financial point of view. MRI's board inquired regarding the nature of certain of the assumptions regarding oil and gas prices, oil and gas reserve estimates, as well as the availability of comparable transactions involving entire companies, and transactions that involved only the purchase of oil and gas properties both with and without related well operations. The members of MRI's board, other than Messrs. Warley, Whitaker and Dillard, then discussed whether or not MRI should request certain lock up provisions with the Company such as an option to acquire Company shares, a termination fee if the Merger did not occur due to a competing offer, and reimbursement of transaction
costs.   Messrs. Warley, Whitaker and Dillard, in their capacity as Company board members indicated that the Company would only consider reimbursing MRI for transaction costs in the event a competing offer resulted in the proposed
transaction not being consummated.   Following this discussion MRI's board
unanimously agreed to proceed to make the offer to the Company acquire for cash all of the Company's outstanding common stock, including stock options, at $0.70 per share pursuant to a merger agreement. SMG delivered their written opinion to MRI on July 14,1996.

Also on July 3, 1996, and following the meeting of MRI's board, the board of the Company met. At this meeting Mr. Warley informed the board that he has made prior attempts to locate potential purchasers for the Company, but that he was unsuccessful in locating anyone who would agree to acquire the entire Company. The Company' board then met with the representative of SMG and further inquired as to certain of their assumptions, including the value of the Company's $800,000 net operating loss carry forward for income tax purposes and whether some value had been given to efficiencies that may be realized as a result of the fact MRO currently operated the Company. The Board further discussed that MRI's willingness to continue to offer to include the Company in future acquisitions might be restricted or eliminated due to the appearance of a conflict and MRI may not be willing in the future to permit the Company to owe amounts to MRI for well operations. Mr. Warley also indicated that due to increasing demands on his and MRI's staff to focus on MRI's operations, it could result in a restriction on the Company's ability to grow or replace existing production. The Board also discussed the relative cost of employing a separate staff to provide those services currently provided by MRO, including administrative, geological and engineering, together with associated costs such as a separate office lease and equipment and utility costs and concluded that such action would likely result in administrative costs greater than those being charged by MRO. The Board concluded that the value of the Company's operations was more likely to be worth more to MRI than anyone else for a number of reasons the most significant of which related to the fact that the two companies owned interests in the same properties and MRI already had, by virtue of the MRO management agreement, all of the accounting and production records of the Company's wells on its accounting systems and was familiar with each of the Company's well operations that were separate from those of MRI. The Board felt the price per share value reached by SMG appeared to take this fact into account. Further, since the SMG value was in part based upon oil and gas reserve and production information provided it by MRI, the Board felt this information was accurate since it was prepared by the same personnel of MRI that prepared the Company's production and oil and gas reserve reports. After these discussions, the Company's board agreed to recommend acceptance of MRI's offer and to proceed with the necessary documentation.

On July 3, 1996 the boards of MRI, MRIAcq. and the Company approved the preparation and execution of a merger agreement and the immediate commencing of the Offer. Following the meetings on July 3, 1996, MRI began preparing the documentation to make the Offer, including the Merger Agreement that was executed on July 17, 1996.

DISCUSSION OF SMG OPINION.   As referenced above, after discussions with the
representative of SMG regarding the analysis, methods and assumptions utilized in arriving its opinion as to a fair per share value, the Board of the Company, including Mr. Warley, adopted the conclusion and analysis of SMG and agreed with the Share value of $.70. Although SMG was retained by MRI solely for its benefit, inasmuch as the Company's Board and Mr. Warley adopted its conclusion and analysis, a further discussion of the SMG opinion is given below. On July 14, 1996 SMG delivered to MRI's Board it written opinion to the effect that a cash offer of $0.70 per share for the Company's common stock and for each share subject to a stock option less the exercise price thereof, was fair, from a financial point of view to the stockholders of MRI.

The SMG opinion was prepared for MRI's Board and was directed only to the fairness, from a financial point of view, of the offer price of $.70 per Share to the stockholders of MRI. The SMG opinion does not constitute a recommendation to any stockholder of the Company as to whether to vote for the Merger. SMG was not requested by MRI's Board to make, not did it make any recommendation as to the form of consideration to be given in the Merger. No restrictions or limitations were imposed by MRI's Board upon SMG with respect to the investigation made or the procedures followed by SMG in rendering its opinion. SMG was not requested to nor did SMG, solicit the interest of any other party in acquiring the Company. SMG was apprised, and did agree to permit its opinion to be examined by the Board of the Company and to discuss its opinion with the Board of the Company. SMG was aware of the high degree of affiliation between the Company and MRI. SMG did not have any obligation to update its opinion past the date it was given on July 14, 1996.

As part of its procedures in arriving at its opinion of a fair price to offer for the Company's shares, SMG discussed current prices for oil and gas properties with industry executives it believes have current knowledge with respect to market transactions involving the general type properties owned by the Company. In rendering its opinion SMG relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial, operational and petroleum reserve and other information that was available to it from public sources, that was provided to it by MRI and the Company or their representatives, or that was otherwise reviewed by it. In addition SMG relied upon MRI's estimates and assumed operating synergies achievable by MRI after acquiring the Company.

Prices paid for oil and gas properties can vary significantly. There are numerous factors that impact pricing variables for oil and gas reserves, including those that are or a technical nature, such as those that relate the particulars of the applicable geology and related engineering factors, as well as those that relate to prevailing market prices for the sale of oil and gas production in the open market. Further with respect to both the technical factors as well as market issues, numerous assumptions were made that are often based upon the particular evaluators experiences. Two significant assumptions utilized by SMG relate to (i) the estimated escalation of the cost to produce and the future selling prices of the oil and gas, and (ii) a risk factor of future recoverability inherently associated with the future production of oil and gas.

Based on information it obtained and certain assumptions it made, SMG created certain pricing matrices for the petroleum reserves owned by the Company which it believes reflects accepted methods of valuing oil and gas properties.

One set of assumptions was based upon oil and gas reserves that included proved developed producing properties ("PDP"), proved developed non-producing properties ("PDNP"), and proved undeveloped properties ("PUD"). The reserve prices utilized in the calculations ranged from $3.00 to $4.50 per barrel of oil, and from $.40 to $.70 per MCF of gas. The result of these assumptions yielded a Share price range, net of $165,118 of Company debt, of from $.50 to $.76. A second set of assumptions, also using PDP, PDNP and PUD was based upon estimated future revenues and expenses being escalated at 3% per year and the PDNP reserves being discounted by 20% and the PUD reserves being discounted by 50% for the recoverability risks. SMG believed that the percentages for both the escalations and the risks were within the normal ranges currently utilized within the industry. The result of these assumptions yielded a share price, net of Company debt, of between $.46 and $.70. A third set of assumptions, that used only PDP reserves at $6.00 per barrel and PDNP reserves at $3.00 per barrel and gas reserves at $1.00 and $.50 per MCF, respectively yielded a Share price, net of Company debt, of $.50. A fourth set of assumptions, that used the values of the third assumption but with 3% price and revenue escalations and risk discounts on PDNP and PUD of 20% and 50%, respectively, yielded a share price, net of Company debt, of $.56. A fifth set of assumptions utilized the Company's reserve reports for PDP, PDNP and PUD that were neither escalated nor risked, but applied time value of money discounts of 10%, 12% and 15%. These calculations yielded share prices, net of Company debt, of $.51, $.46 and $.39, respectively. A sixth set of assumptions, that used the values of the fifth assumptions but with 3% escalations and 20% and 50% risk discounts applied to PDNP and PUD respectively, yielded share prices, again discounted for the time value of money at the 10%, 12% and 15% rates, of $.54, $.48 and $.40, respectively.

As one means of testing the reasonableness of its assumptions SMG made a calculation as to what the price per equivalent barrel of oil would be based upon an assumed Share price being paid. The assumed Share price was $.50, which was then multiplied times the number of fully diluted Shares to arrive at a gross purchase price, which amount was then divided by the Company's reserves of equivalent barrels based upon PDP, PDNP and PUD with expenses and revenues escalated at 3% and risk discounts of 20% and 50% applied to PDNP and PUD, respectively. This calculation resulted in a per equivalent barrel price of $3.39, which is in the range of assumed per barrel prices. A similar calculation was made using only PDP and PDNP, also with the same expenses and revenues escalations and risk discounts applied. This calculation resulted in a per equivalent barrel price of $4.88, which is also in the range of assumed per barrel prices.

The Company receives revenues from acting as operator of wells pursuant to operating agreements with the working interest owners. SMG valued this stream of revenue based upon representations from MRI that it would realize, on an incremental basis, a pre tax profit margin of 75%. In assigning a value to operating revenues, SMG assumed that the revenues for the nine month period of $143,283 would approximate the pre tax amount for the entire fiscal 1996 period. Since well operations depends upon the economic life of a well which can vary depending upon a number of factors, SMG assumed level operations for a period of between three and six years at the fiscal 1996 rate. SMG then calculated the present value of these various streams of revenue using discount factors of 10%, 15% and 20%. The resulting Share value ranged from $.11 based upon a three year period and a discount factor of 15%, to $.19. based upon a five year period and a discount factor of 10%.

The Company also has a net operating loss carry forward for income tax purposes of approximately $800,000 which SMG assumed would result in a tax benefit of approximately $200,000. Since the ability of any purchaser to utilize any such benefit varies, SMG made a share value calculation assuming a 100%, 75% and 50% utilization. On a share basis this resulted in a value of $.07, $.06 and $.04, respectively.

Another value examined by SMG was the adjusted book value, generally referred to as break up value in the oil industry. Adjusted book value is equivalent to liquidation value. Book value generally is not relevant for asset based companies, such as oil and gas exploration and production companies because the value assigned to assets for accounting purposes is based on the cost of acquiring the assets, rather than the actual value which could be received in the marketplace for those assets. Nevertheless SMG did examine the most recent audited balance sheet which was for fiscal 1995. Based upon this balance sheet information and the oil and gas reserve numbers contained therein, a share break up value was calculated as $0.325.

Valuation of the Company as a separate, fully staffed operating entity was considered, but was discarded due to the fact that operating costs that would be incurred (which would include an administrative staff not currently maintained by the Company due to the management agreement) would be higher than they would be on an incremental basis if the Company were acquired and operated by someone with a pre existing staff with similar operations.

Stock market prices are also indications of value where active share trading exists since these prices reflect actual trades where an exchange of cash has occurred, rather than an academic valuation. The Company is listed on the OTC Bulletin Board sponsored by NASDAQ under the symbol SMMP. Based upon information supplied by NASDAQ, SMG concluded that due to very limited trading, shareholders of the Company effectively owned stock in a semi privately held company, and that the infrequent market trades do not reflect actual values which would be realized upon liquidation. Low market prices are not surprising, because minority shares of a small closely held company generally sell at discounts to the overall value of the enterprise.

Other considerations taken into account in arriving at SMG's opinion of a fair per share price included:

1. A third party, non operator of the Company's properties would likely incur overhead in excess of that incurred by MRI.
2. A sale to a single purchaser eliminates the cost of separate SEC and regulatory filings.
3. An unrelated third party may place higher risk factors on the non producing reserves due to not having as much familiarity with the properties as MRI.
4. Many of the Company's properties are operated by MRI and a third party may give little or no value to future development since it would not operate or control the properties.
5. MRI has been loaning money to the Company in the form of carrying a receivable due from the Company relating to funding the Company's share of property development costs.
6.  Other parties may have different pricing assumptions.

7. Well operation revenues would incrementally represent significantly higher profit margins to MRI than to another purchaser who had not historically provided services under a similar management agreement.

In determining a fair share value the definition utilized by SMG was "fair market value" defined as "the price at which willing buyers and sellers, each cognizant of all relevant information, would pay for all of the shares of the Company in a transaction where neither was obligated to participate." No pure mechanical determination of value was made. All factors deemed relevant were taken into consideration, including reserve values based on present value, estimated selling prices for similar reserves in the marketplace utilizing reasonable assumptions relating to escalations and risks, values of the estimated cash flows from well operations, and value of the tax loss carry forward. Share values resulting from each of these items was ranged, and incorporated into a final estimate, based on the judgment of SMG. No particular valuation method or calculation was weighed more heavily than another. SMG's opinion that a price of $.70 per share for all shares took into account that any of the three elements of value.... oil and gas reserves, revenues from well operations, and the estimated value of the tax loss carry forward each may be slightly higher or lower, but that in combining all of the factors, a price of $.70 per share was realistic, and produced fair value from a financial point of view to the stockholders of MRI.

SUMMARY OF DISSENTER'S RIGHTS. Stockholders who do not wish to vote for the Merger and who do not believe the Merger Consideration of $0.70 per share is fair may exercise dissenter's rights as provided under the laws of Colorado, the state under whose law the Company is incorporated. Such dissenter's rights are set forth in Article 113 of the Colorado Corporation Code ("Code"), at Title 7 of the Colorado Revised Statutes, a copy of which is attached hereto as Attachment A. The following is a summary of such rights and is qualified in its entirely by referenced to Attachment A.

A "Dissenter" means a shareholder who is entitled to dissent from the Merger and who exercises that right at the time and in the manner required by law. The "Fair value", with respect to a Dissenter's shares, means the value of the such shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

A Company shareholder is entitled to dissent and obtain payment of the fair value of his or her shares as a result of the Merger if the shareholder does not believe the Merger Consideration of $0.70 per share represents Fair value. Such right to dissent does not include the right to challenge the Merger unless the shareholder believes the Merger is unlawful or fraudulent with respect to the shareholder or the corporation.

If a shareholder is the beneficial owner of shares held in some other name, the shareholder may assert dissenters' rights as to such shares if the beneficial shareholder causes the Company to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and the beneficial shareholder dissents with respect to all owned by the beneficial shareholder. Since the Merger is being submitted to a vote at a shareholders' meeting, the notice of the meeting must be given to all shareholders must state that shareholders are entitled to assert dissenters' rights and shall be accompanied by a copy of Article 113 of the Code.

A shareholder who wishes to assert dissenters' rights must (a) cause the Company to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed Merger is effectuated; and (b) not vote their shares in favor of the Merger.

Upon shareholder approval of the Merger the Company must give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article. Such dissenters' notice must be given no later than ten days after the effective date of the Merger and must (a) state that the Merger was authorized and state the effective date or proposed effective date of the Merger; (b) state an address at which the Company will receive payment demands and the address of a place where stock certificates must be deposited; (c) supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; (d) set the date by which the Company must receive the payment demand and stock certificates, which date shall not be less than thirty days after the date the dissenters' notice is given; and (e) be accompanied by a copy of Article 113 of the Code.

A shareholder who is given a dissenters' notice and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice (a) cause the Company to receive a payment demand, which may be the payment demand form provided by the Company; and (b) deposit with the Company the shareholder's stock certificates. A shareholder who properly demands payment retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the Merger and has only the right to receive payment for the shares after the effective date of the Merger.
Except under circumstances where the Company fails to timely take action the demand for payment and deposit of certificates are irrevocable. A shareholder who does not demand payment and deposit their stock certificates by the date set in the dissenters' notice is not entitled to payment for the shares.

At the earlier of receipt of a payment demand or the date of the Merger, whichever is later, the Company must pay each dissenter who complied with the applicable procedures the amount the Company estimates to be the, fair value of the dissenter's shares, plus accrued interest. This shall be accompanied by (a) the Company's balance sheet as of the end of its most recent fiscal year, an income statement for that year, and, if the Company customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the, Company customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited; (b) a statement of the Company's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's right to demand payment; and (e) a copy of Article 113 of the Code.

If the effective date of the Merger occurs more than sixty days after the date set by the Company by which the Company must receive the payment demand, then the Company shall send a new dissenters' notice.

A dissenter may give notice to the Company in writing of the dissenter's estimate of the faire value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, or reject the Company's offer and demand payment of the fair value of the shares and interest due, if
(a) the dissenter believes that the amount paid or offered by the Company is less than the fair value of the shares or that the interest due was incorrectly calculated; (b) the Company fails to make the payment within sixty days after the date set by the Company by which the Company must receive the payment demand; or (c) the Company does not return the deposited certificates as required.

A dissenter waives the right to demand payment unless the dissenter causes the Company to receive the notice of the dissenter's estimate of the fair value of the dissenter's shares within thirty days after the Company made or offered payment for the dissenter's shares.

If a demand for payment remains unresolved, the Company may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine, the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

The jurisdiction of the court in which the proceeding is commenced is exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter made a party to such a proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the Company, or for the fair value, plus interest, of the dissenter's shares for which the Company elected to withhold payment.

                            FINANCIAL INFORMATION

The following table sets forth a summary of historical financial information for the Company derived from the Company's Form 10-KSB for fiscal 1996, as filed with the Securities and Exchange Commission. Representatives of the independent accounting firms of the Company and MRI will not be in attendance at the Special Meeting and therefore not be able to answer questions or make any statements.

AS OF JULY 31, 1996 AND THE YEAR THEN ENDED:

Operating revenue                                    $  657,831

Income from continuing operations                    $   55,853

Income per share from continuing operations          $    0.021

Common and common equivalent shares outstanding(1):
    Weighted average                                  2,673,398
    End of period                                     2,673,398

Total assets                                         $1,210,290

Long-term debt, including current portion            $  374,500

Stockholders' equity                                 $  688,687

Stockholders' equity per share                       $     0.26

Dividends declared per share                         $       --

---------------
(1) Includes 2,400,184 of common shares and 273,214 of common stock options.

                     DOCUMENTS INCORPORATED BY REFERENCE

   The information regarding the Company and MRI is incorporated by reference from the below listed filings with the Securities and Exchange Commission, and copies thereof are being sent with this Information Statement:

COMPANY:                     Form 10-KSB for the year ended July 31, 1996;
                             Form 10-KSB/A Amendment No. 1 for the year ended July 31, 1996; and
                             Form 8-K dated September 18, 1996.

MIDLAND RESOURCES INC.:      Form 10-KSB for the year ended December 31, 1995;
                             Form 10-QSB/A Amendment No. 1 for the nine months ended September 30, 1996;
                             Form 8-K dated September 18, 1996; and
                             Form 8-K/A Amendment No. 1 to the Form 8-K dated
                             September 18, 1996.



                         TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the board of directors has no knowledge of business other than that described above which will be presented for consideration at the meeting. With respect to any other business which may properly come before the meeting, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting them.

                                      By the order of the Board of Directors,

                                                       /s/ Deas H. Warley III

                                                           DEAS H. WARLEY III
                                                                    President

Date:  November 27, 1994

                                                                  ATTACHMENT A

                              COLORADO REVISED STATUTES

                                       TITLE 7

                                     ARTICLE 113

                                  Dissenters' Rights

                                        PART I

                                  RIGHT OF DISSENT -
                                  PAYMENT FOR SHARES


    7-113-101.     DEFINITIONS.  For purposes of this article:

    (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

    (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

                                                                  ATTACHMENT A


    (7) "Shareholder" means either a record shareholder or a beneficial shareholder.


    7-113-102.  RIGHT TO DISSENT.

    (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party if:

              (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

              (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

         (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

         (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

    (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of

         (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

              (I)  Alters or abolishes a preferential right of the shares; or

              (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

         (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

              (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                                                                  ATTACHMENT A


              (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

    (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

    (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


    7-113-103.     DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' right. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as on the beneficial shareholder's behalf only if:

         (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

    (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                   PART 2

                            PROCEDURE FOR EXERCISE
                             OF DISSENTERS' RIGHTS

                                                                  ATTACHMENT A


    7-113-201.     NOTICE OF DISSENTERS' RIGHTS.

    (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

    (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

    7-113-202.     NOTICE OF INTENT TO DEMAND PAYMENT.

    (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

         (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

         (b)  Not vote the shares in favor of the proposed corporate action.

    (2)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

    (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

    7-113-203.     DISSENTERS' NOTICE.

    (1)  If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

                                                                  ATTACHMENT A


    (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

         (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

         (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

         (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

         (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

         (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

         (g)  Be accompanied by a copy of this article.

    7-113-204.     PROCEDURE TO DEMAND PAYMENT.

    (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

         (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2)(d), duly completed, or may be stated in another writing; and

         (b)  Deposit the shareholder's certificates for certificated shares.

    (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

    (3) Except as provided in section 7-113-207 or 7-113-209 (1)(b), the demand for payment and deposit of certificates are irrevocable.

    (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

                                                                  ATTACHMENT A


    7-113-205.     UNCERTIFICATED SHARES.

    (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

    (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

    7-113-206.     PAYMENT.

    (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

    (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

         (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

         (b) A statement of the corporation's estimate of the fair value of the shares;

         (c)  An explanation of how the interest was calculated;

         (d)  A statement of the dissenter's right to demand payment under section 7-113-209; and

         (e)  A copy of this article.

    7-113-207.     FAILURE TO TAKE ACTION.

    (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the

                                                                  ATTACHMENT A


corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

    7-113-208.     SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER
ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.

    (1) The corporation may, in or with the dissenters notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

    (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

    7-113-209.     PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR
OFFER.

    (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

         (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

         (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

         (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

         (d) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this

                                                                  ATTACHMENT A


    section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                        PART 3

                             JUDICIAL APPRAISAL OF SHARES

    7-113-301.     COURT ACTION.

    (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine, the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

    (2)  The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

    (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

    (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.


    7-113-302.     COURT COSTS AND COUNSEL FEES.

    (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of

                                                                  ATTACHMENT A


appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

         (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.